Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

  NEAL J. KEATING ASSUMES ROLE OF CHIEF
EXECUTIVE OFFICER AT KAMAN CORP.

BLOOMFIELD, Conn. (January 2, 2008) – Kaman Corp. (NASDAQ-GM:KAMN) today announced that Neal J. Keating has assumed the role of president and chief executive officer of the company. He is also a member of the company’s board of directors.  As CEO, he succeeds Paul R. Kuhn, who will continue as chairman until his retirement on February 29, 2008.

Keating, 52, who joined Kaman as president and chief operating officer on September 17, 2007, previously was chief operating officer of Hughes Supply, a $5.4 billion industrial distribution business that was acquired by Home Depot.  Prior to that he was managing director and chief executive officer at GKN Aerospace while serving as an executive director on the main board of GKN plc, and as a member of the board of directors of Agusta-Westland.  He started his career with Rockwell Automation, rising over a 24-year period to the position of executive vice president and chief operating officer of Rockwell Collins Commercial Systems.

A native of Illinois, Keating received his bachelor’s degree in electrical engineering from the University of Illinois in 1977 and his Executive MBA from the University of Chicago in 1988.

Kaman Corp., headquartered in Bloomfield, Conn., conducts business in the aerospace and industrial distribution markets.

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Contact:
Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
Russell.Jones@kaman.com